Exhibit 5.4

MARTINEZ ODELL & CALABRIA

P.O. BOX 190998

SAN JUAN, PUERTO RICO 00919-0998

TELEPHONE (787) 753-8914

TELEFAX (787) 753-8402

www.mocpr.com

WRITER’S DIRECT DIAL	BANCO POPULAR CENTER SIXTEENTH FLOOR SAN JUAN, PUERTO RICO 00918

May 2, 2006

Brookstone Company, Inc.

One Innovation Way

Merrimack, New Hampshire 03054

Ladies and Gentlemen:

We have acted as special Puerto Rico counsel to Brookstone Retail Puerto Rico, Inc., a Puerto Rico corporation (“Brookstone Retail Puerto Rico”), in connection with Brookstone Retail Puerto Rico’s Exchange Guarantee (as defined below), as such Exchange Guarantee relates to the filing of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) by Brookstone Company, Inc., a New Hampshire corporation (the “Company”), in relation to the Purchase Agreement (the “Purchase Agreement”) dated as of September 23, 2005, by and among the Company, Brookstone, Inc., a Delaware corporation (the “Parent”), each of Brookstone International Holdings, Inc., Brookstone Purchasing, Inc., Brookstone Holdings, Inc., Brookstone Stores, Inc., Brookstone Properties, Inc., and Gardeners Eden, Inc. (all New Hampshire corporations and collectively the “New Hampshire Guarantors”), Brookstone Retail Puerto Rico, Advanced Audio Concepts, Limited (“Advanced Audio”) and Goldman Sachs & Co., as representative of the Purchasers. Capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Purchase Agreement.

As to various questions of fact material to our opinions in the numbered paragraphs below, we have relied upon, and assumed without independent investigation the accuracy of, the representations made by Brookstone Retail Puerto Rico in Section 1 of the Purchase Agreement, Section 5 of the Registration Rights Agreement (as defined below), and any representations and warranties contained in the Security Documents (as defined in the Indenture). We have examined (i) the Purchase Agreement, (ii) the Indenture (the “Indenture”), dated as of October 4, 2005, by and among the Parent, the Company, the New Hampshire Guarantors, Brookstone Retail Puerto Rico, Advanced Audio and Wells Fargo Bank, N.A., as Trustee (the “Trustee”), (iii) the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of October 4, 2005,

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by and among the Parent, the Company, the New Hampshire Guarantors, Brookstone Retail Puerto Rico, Advanced Audio and the Purchasers, (iv) the Securities (including therein, the Exchange Securities as described in the Purchase Agreement), (v) the Guarantee of Brookstone Retail Puerto Rico (including therein, the Guarantee to be endorsed on the Exchange Securities (the “Exchange Guarantee”), as described in the Purchase Agreement), and (vi) such certificates, documents and records and have made such investigation as we have deemed necessary in connection with the opinions set forth below. We have also examined and relied upon the Certificate of Incorporation certified by the Puerto Rico State Department, By-laws certified by the secretary of Brookstone Retail Puerto Rico, certificate of existence issued by the Puerto Rico State Department, and Secretary’s Certificates executed by the secretary for Brookstone Retail Puerto Rico, as updated to the date of this opinion (collectively, the foregoing being the “Organizational Documents”).

This opinion is being delivered to you in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $185 million of the Company’s Exchange Securities to be offered in exchange for its outstanding Securities that were issued pursuant to the Indenture. This opinion is being delivered to you for filing as an exhibit to the Registration Statement being filed by the Company and the Guarantors with the Commission on or about the date hereof; provided, however, we have not examined or reviewed the Registration Statement and provide no opinions hereunder with respect thereto.

We have assumed that the Purchase Agreement, the Registration Rights Agreement, the Indenture, the Securities, and the Guarantee (collectively, the “Documents”) have been duly authorized, executed and delivered by each of the parties thereto, other than Brookstone Retail Puerto Rico, and that each such party has all requisite power and authority to effect the transactions contemplated by the Documents. We have further assumed with respect to each party to the Documents, other than Brookstone Retail Puerto Rico, that it has been duly organized and is validly existing and is in good standing under the laws of the jurisdiction of its organization; the execution, delivery and performance by it of the Documents to which it is a party do not violate any provisions of law, regulation or treaty applicable to it or public policy, in each case in the jurisdiction where it is organized or any provision of its organizational documents; and no approval, authorization or other action by, or filing with, any governmental authority in the jurisdiction of its organization is required for the valid execution, delivery or performance by it of any of the Documents to which it is a party, except for such approvals, authorizations, actions and filings as have been obtained, taken or made, as the case may be.

In addition to the Documents and the Organizational Documents, we have examined such other documents and corporate or other entity records and questions of law as we have deemed necessary for the purposes of this opinion. As to matters of fact, we have also examined such certificates of public officials, officers of Brookstone Retail Puerto Rico and other Persons as we have deemed relevant and appropriate as a basis for the opinions expressed herein, and we have made no effort to independently verify the

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facts set forth in such certificates. Further, in making the foregoing examinations, we have assumed the genuineness of all signatures, the legal capacity of each person signatory to any of the documents reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. In making the foregoing examinations, we have assumed that, as to factual matters, all representations and warranties made in the aforesaid documents were and are true, correct and complete.

Based on the foregoing and on the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1. Brookstone Retail Puerto Rico is incorporated and validly existing as a corporation in good standing under the laws of the Commonwealth of Puerto Rico.

2. Brookstone Retail Puerto Rico (a) has the power and authority to execute and deliver each of the Documents to which it is a party, and to perform its obligations under the Documents to which it is a party, and (b) has duly authorized by all requisite corporate action, the execution and delivery of each of the Documents to which it is a party.

3. The Exchange Guarantee has been duly authorized and when duly executed and delivered by Brookstone Retail Puerto Rico in accordance with the terms of the Indenture, will have been duly executed and delivered by Brookstone Retail Puerto Rico.

4. The execution and delivery by Brookstone Retail Puerto Rico of the Exchange Guarantee will not contravene its Organizational Documents or any applicable law of the Commonwealth of Puerto Rico.

The opinions expressed above are subject to the following qualifications, assumptions and exceptions:

(a) We express no opinion with respect to limitations imposed by law and court decisions upon the availability of the remedy of specific performance, injunctive relief and other equitable remedies, whether sought in legal or equitable proceedings.

(b) Our opinions are subject to applicable bankruptcy, solvency, insolvency, reorganization, moratorium or other similar laws and legal requirements (including, without limitation, fraudulent transfer laws) and general equitable principles (whether considered in a proceeding in equity or at law).

(c) We express no opinion as to, and have assumed for purposes of our opinions, the fairness of the transactions contemplated under the Documents and the adequacy of consideration for the obligations of each party under the Documents.

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(d) We express no opinion with respect to the enforceability of the Documents.

(e) The foregoing opinions are limited to the specific issues addressed and to laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any change in such laws or in the interpretations thereof which may occur after the date hereof.

(f) The laws covered by the opinions expressed herein are limited solely to the laws of the Commonwealth of Puerto Rico, and we express no opinion as to the laws of any other jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction. For purposes of this opinion letter, the “law” of a jurisdiction means such jurisdiction’s statutes, the judicial and administrative decisions, and the rules and regulations of the governmental agencies of such jurisdiction, but excluding the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities, and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with any of the foregoing excluded items.

(g) Our opinions as they relate to the laws of the Commonwealth of Puerto Rico are based upon a review of those laws as in effect on the date hereof which a lawyer exercising customary professional diligence would reasonably recognize as being applicable with respect to the transactions contemplated by the Documents.

(h) We express no opinion as to the Securities Act, the Exchange Act, the Trust Indenture Act, state securities or “blue sky” laws (including Commonwealth of Puerto Rico securities laws) or foreign securities laws, or the effect thereof.

(i) We express no opinion as to limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under the Documents is not material.

(j) We express no opinion as to the validity or enforceability of any provision in the Documents waiving, expressly or by implication, stated rights, defenses or rights granted by laws, where such waivers are or may be deemed to be against public policy or prohibited by law.

(k) In rendering our opinions expressed herein, we express no opinion as to the applicability or effect of any fraudulent transfer or similar law on the Documents or any transaction contemplated thereby.

(l) We express no opinion as to the enforceability of any rights to indemnification provided for in the Documents which may be limited by (a) laws

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rendering unenforceable indemnification contrary to federal or state securities laws and the public policy underlying such laws, and (b) laws limiting the enforceability of provisions exculpating or exempting a party from liability, or requiring indemnification of a party, for its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness or willful or unlawful conduct.

(m) The validity or enforceability of provisions in the Documents to the extent that the terms thereof may not be waived or modified except in writing may be limited under certain circumstances.

(n) We express no opinion as to the validity or enforceability of any provision in the Documents to the extent that it provides that the obligations of any person are absolute and unconditional.

(o) We express no opinion as to the validity or enforceability of the consent by any person in the Documents to the jurisdiction and venue of any court.

(p) We express no opinion as to the validity or enforceability of the waiver by any person in the Documents to the right of having a trial by jury.

(q) We have also assumed that, without independent investigation or verification, there are no extrinsic agreements, arrangements or understandings between or among any of the parties to the Documents that would modify or interpret the terms of the Documents or the respective rights or obligations of the parties thereunder.

(r) We express no opinion as to the enforceability of any provision purporting to confer subject matter jurisdiction on any federal court.

(s) We express no opinion as to the validity, perfection or priority of the security interests created by virtue of the Exchange Guarantee and any security agreements and financing statements as they relate to any judgment, any claim arising out of tort, any interest in any deposit account (except as provided in Section 9-306 of the PR UCC with respect to proceeds and in Section 9-312 of the PR UCC with respect to priorities in Borrower’s proceeds).

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. Our opinion is rendered solely for your information in connection with the foregoing, and may not be relied upon by any other person or for any other purpose without our prior written consent; provided, however, that Kaye Scholer LLP may rely on this opinion for purposes of rendering its opinions to you in connection with filing of the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission.

MARTINEZ ODELL & CALABRIA

This opinion letter is provided to you as a legal opinion only, and not as a guaranty or warranty of the transaction or obligation contemplated under the Documents.

Very truly yours,

/s/    Martinez Odell & Calabria

MARTINEZ ODELL & CALABRIA